Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Alvarium Tiedemann Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A Common Stock, $0.0001 par value per share	457(c)	121,551,230 (2)	$9.87 (3)	$1,199,710,640.10	$0.00011020	$132,208.11

Fees to be Paid	Equity	Warrants to purchase Class A Common Stock	457(g)	12,940,597 (4)	$0.53 (5)	$6,858,516.41	$0.00011020	$755.81 (5)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$1,206,569,156.51		$132,963.92

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$132,963.92
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers any additional number of shares of Class A common stock, par value $0.0001 per share (the “common stock”), and warrants to purchase common stock (“warrants”) issuable upon stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the securities being registered pursuant to this registration statement.

(2)

Consists of the following shares of common stock registered for sale by the selling securityholders named in this Registration Statement: (i) 31,443,112 shares of common stock issued in connection with the Business Combination (as defined herein); (ii) 9,641,350 Earnout Shares, (iii) 6,036,431 shares of common stock issued to CGC Sponsor LLC (the “Sponsor”) in a private placement in connection with our initial public offering; (iv) 374,429 shares of common stock purchased by the sole member of the Sponsor on the open market; (v) 50,000 shares of common stock issued to our independent directors as of immediately prior to the Business Combination; (vi) 18,996,474 shares of common stock issued to the PIPE Investors (as defined herein); and (vii) 55,032,961 shares of common stock issued or issuable upon the exchange of Class B Units (as defined herein).

(3)

Calculated in accordance with Rule 457(c) under the Securities Act, based on the average high and low prices reported for the registrant’s common stock as reported on the Nasdaq Stock Market on January 23, 2023, which date is within five business days prior to the filing of this registration statement, which was $9.87 per share.

(4)	Consists of an aggregate of (i) 4,040,663 public warrants held by the sole member of the Sponsor and (ii) 8,899,934 private placement warrants.
(5)

Calculated in accordance with Rule 457(c) under the Securities Act, based on the average high and low prices reported for the registrant’s warrants as reported on the Nasdaq Stock Market on January 23, 2023, which date is within five business days prior to the filing of this registration statement, which was $0.53 per warrant.